Exhibit 99.1

April 30, 2021

Dear Fellow Shareholders,

Success is almost totally dependent upon drive and persistence. The extra energy required to make another effort or try another approach is the secret of winning. Denis Waitley, motivational speaker and author of The Psychology of Winning

True high performance is elusive for many organizations because it is a marathon, not a sprint. No single successful action or strategic decision suffices. High performance consists of a sustained effort, creating a culture that nurtures and rewards individual and team excellence. While I am very pleased to share yet another record-setting performance in this review of our first quarter 2021 results, this is a snapshot from a longer timeline of your Company’s commitment to developing high performance at all levels of our organization.

To put matters in the perspective of our Corporate Rally Cry, these quarterly results reflect our “In It to Win-Win It!” culture. When we create wins for our stakeholders, Farmers wins will follow.

Raymond James Community Bankers Cup

One of the best ways to judge elite performance in the banking industry is via peer comparison. We are thrilled to again be recognized as a top performing bank. Each year, Raymond James presents their Community Bankers Cup awards and recognizes leading community banks with total assets between $500 million and $10 billion in size as of December 31, 2020.

I am pleased to report, that for the fourth year in a row, Farmers was awarded the Raymond James’ Community Bankers Cup and recognized as one of the top 10% of all 241 community banks considered for the award this year. Farmers improved its ranking from 2019-2020, rising to the 11th spot from our previously held 22nd spot.

2020 President’s Club Awards

In keeping with our high performance theme, we were pleased to host the 3rd Annual President’s Club awards event at the Lake Club in Poland on April 21, 2021. The President’s Club is designed to recognize our top performing Associates on a quarterly and annual basis.

This was our first in-person event in well over a year. It was important for us to honor these Associates in-person to fully capture our appreciation and admiration for their work. It was just as important to promote a safe environment by social distancing and limiting attendance to Senior Management and the 2019 and 2020 awardees only.

The prestigious awards presentation included high-quality video production and event design reflective of our Associates reaching a pinnacle of career achievement.

As Farmers continues to grow and expand, it’s important to recognize the top performers who have helped contribute to our growth in their respective roles throughout the bank. It’s a pleasure for myself and the rest of the Senior Management team to celebrate their achievements.

Net Income and Asset Quality

I’m especially pleased that I’m reporting another record quarter in the midst of the COVID-19 pandemic. The year has started off strong and, for the first quarter, earnings increased 68% to a first quarter record of $14.6 million, or $0.51 per diluted share. Record quarterly earnings are especially encouraging as we continue to report a strong level of asset quality.

Strong capital levels and outstanding asset quality provided us with the flexibility to continue supporting our customers throughout the pandemic. Our commitment to small business remains steadfast as we develop programs to help businesses navigate through this uncertain time. With that said, we focus on risk management and leverage the benefits of our diversified loan portfolio as we navigate the COVID-19 crisis. Charge-offs as a percent of our average net loans outstanding at March 31, 2021 were only 0.02%, compared to 0.13% at March 31, 2020.

Fee Income

I wanted to take a minute and touch on the integral role of fee income in revenue generation. Farmers’ diversification to fee-based businesses has really allowed us to survive and thrive during times of traditional compressed margins. Our diverse consumer and business banking services and wealth management platform allows us to provide our communities with a portfolio of financial products and services. During the first quarter, we continued to experience the benefits of our diversified banking approach, with fee income contributing to 27% of our first quarter revenue.

As the Federal Funds target rate remains at 0.00% – 0.25%, our diversified business model also helps us offset pressure that the low-rate environment has on our net interest margin by supporting additional sources of noninterest income. For the quarter, noninterest income increased 34.5% to $10.6 million. This growth was primarily due to gains on the sales of mortgage loans, which increased by $1.8 million, or 133.2% over the prior year period. Other top performers were trust fees, security gains, insurance agency commissions, and debit card interchange fees – all increasing and generating fee income during the quarter.

Conclusion

This concludes my quarterly CEO letter to you, our valued shareholder. You will also find included our earnings release that reflects a 3-month perspective on your Company’s financial performance. These results are ultimately a product of Farmers’ multi-year vision and commitment to maintain a sustainable, high-performing community bank.

As always, I am open to your calls, letters, and emails.

Very truly yours,

Kevin J. Helmick
President & CEO